STATE OF DELAWARE

CERTIFICATE OF CORRECTION

Parallel Flight Technologies, Inc. is a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is Parallel Flight Technologies, Inc.

2. That a Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 2, 2020 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate is the par value of the shares in Article IV as follows:

Article IV: Authorized Stock

The total number of shares of stock which the corporation shall have authority to issue is Eleven Million (11,000,000) shares of common stock, consisting of: (i) Eight Million (8,000,000) shares of voting common stock, par value $0.0001 per share, designated as "Class A Common Stock", and (ii) Three Million (3,000,000) shares of non-voting common stock, par value $0.0001 per share, designated as "Class B Common Stock". Except as may be provided in this Restated Certificate of Incorporation or required by law, the Class A Common Stock shall have voting rights in the election of directors and on all other matters presented to the stockholders, with each holder of Class A Common Stock being entitled to one vote for each share of Class A Common Stock held of record by such holder on such matters.  The number of authorized shares of Class A Common Stock, Class B Common Stock, or any other class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of Class A Common Stock.  Except as required by law, the Class B Common Stock shall have no voting rights.  The Class B Common Stock shall be automatically converted into Class A Common Stock, on a one-for-one basis, upon the approval of the Board of Directors.

4. Article IV of the Certificate is corrected to read as follows:

Article IV: Authorized Stock

The total number of shares of stock which the corporation shall have authority to issue is Eleven Million (11,000,000) shares of common stock, consisting of: (i) Eight Million (8,000,000) shares of voting common stock, par value $0.00001 per share, designated as "Class A Common Stock", and (ii) Three Million (3,000,000) shares of non-voting common stock, par value $0.00001 per share, designated as "Class B Common Stock". Except as may be provided in this Restated Certificate of Incorporation or required by law, the Class A Common Stock shall have voting rights in the election of directors and on all other matters presented to the stockholders, with each holder of Class A Common Stock being entitled to one vote for each share of Class A Common Stock held of record by such holder on such matters.  The number of authorized shares of Class A Common Stock, Class B Common Stock, or any other class or classes of stock may beincreased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of Class A Common Stock.  Except as required by law, the Class B Common Stock shall have no voting rights.  The Class B

Common Stock shall be automatically converted into Class A Common Stock, on a one-for-one basis, upon the approval of the Board of Directors.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction to be exec

By:

Joshua Resnick, CEO